Exhibit 99.3

May 19, 2011

PRIVATE & CONFIDENTIAL

Re: Consent to References to Technomic Asia by Cathay Industrial Biotech Ltd.

Madam/Sirs:

In connection with the proposed initial public offering of Cathay Industrial Biotech Ltd. (the “Proposed IPO”), we hereby consent to references to our name and to the report, “Cathay China Market Assessment” (the “Report”), in the Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission, and any other documents in connection with the Proposed IPO and annual reports on Form 20-F (“Annual Reports”). We further consent to the inclusion of information, data and statements from the Report in the Registration Statement and any other documents in connection with the Proposed IPO and the Annual Reports. We confirm that the Report reflects the most recent available information as of the date of the Report. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and the Annual Reports.

Yours faithfully,

For and on behalf of Technomic Asia

/s/ Steven P. Crandall
Steven P. Crandall
General Manager

Chicago • North Carolina • Shanghai • Singapore